AMENDED - February 1, 1999
Pricing Supplement No. 104  Dated January 20, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-51961

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)


Principal Amount: $1,000,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AX6

Trade Date: January 20, 1999

Settlement Date: January 25, 1999

Maturity Date: January 15, 2009

Price to Public (Issue Price):  99.175%

Net Proceeds to Issuer:  98.575%  ($985,750,000)

Interest Rate (per annum): 6.0%

Interest Payment Date(s): Semi-annually, on July 15 and January 15 of each year, commencing July 15, 1999 (subject to Business Day convention described in the Prospectus Supplement).


Record Date(s):     ( X ) The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                           (     )  Other:

Day Count Basis:       ( X )  30/360
             (    )   Actual

Form:     ( X)   Book-Entry Note (DTC)
     (    )   Certificated Note

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(   )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

The Notes are subordinate in right of payment to Senior
Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative
Obligations of the Company. At December 31, 1998, the amount of indebtedness constituting Senior Indebtedness was approximately $19.94 billion and the amount of Derivative Obligations were immaterial.

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:

     The Company will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 98.575% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $70,000,000 aggregate principal amount of the Notes to Bear Stearns & Co. Inc., $70,000,000 aggregate principal amount of the Notes to Credit Suisse First Boston Corporation, $70,000,000 aggregate principal amount of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, $70,000,000 aggregate principal amount of the Notes to PaineWebber Incorporated, and $30,000,000 aggregate principal amount of the Notes to First Chicago Capital Markets at a price of 98.575% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI, Bear Stearns & Co. Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated, and First
Chicago Capital Markets against certain liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.